                                    		        Exhibit  11



General DataComm Industries, Inc. and Subsidiaries
Calculation of Earnings (Loss) per Share (In Thousands Except per Share Data)


Years Ended September 30	                      1995	        1994	       1993
Primary Earnings (Loss) Per Share:
Weighted average number of common
 shares outstanding	                         19,772       	16,659     	15,641
Assumed exercise of certain
 stock options and warrants	                   -    	     -             1,233
                                             --------------------------------
                                          			19,772	       16,659	     16,874
                                             ================================
Income (loss) before cumulative effect of
 accounting changes                        $(27,630)     	$(1,895)     $6,116

Cumulative effect of changes in accounting
 for post-retirement and post-employment
 benefits	                                    -- 	           (433)  	     -
                                            --------------------------------
Net income (loss)	                         $(27,630)     	$(2,328)    $ 6,116
                                           ==================================
Earnings (loss) per share:
   Income (loss) before cumulative
   effect of accounting changes            $   (1.40)	    $(0.11)     $  0.36
  Cumulative effect of changes in
  accounting for post-retirement
  and post-employment
  benefits		                                  --   	       (0.03)	       -
                                           ----------------------------------
 Earnings (loss) per share	                $  (1.40)  	  $ (0.14)    $  0.36

Fully Diluted Earnings (Loss) Per Share:
Weighted average number of common shares
  outstanding		                              19,772	      16,659    	 15,641

Assumed exercise of certain stock options
   and warrants                          	        -      	     -       1,425
                                           ----------------------------------
                                        		   19,772     	 16,659	     17,066
                                           ==================================

Income (loss) before cumulative effect of
    accounting changes	                    $(27,630)    	$(1,895)    $ 6,116

Cumulative effect of changes in
 accounting and for post-retirement
 and post-employment benefits		                 -     	     (433) 	     -

                                          -----------------------------------
Net income (loss)                       		$(27,630)    	$(2,328)    $ 6,116
                                          ===================================


Earnings (loss) per share:
  Income (loss) before cumulative
  effect of accounting changes           	$   (1.40)  	$ (0.11)     $ 0.36

  Cumulative effect of changes in
  accounting for post-retirement
  and post-employment benefits 		           --       	   (0.03)   	       -
                                          ----------------------------------
Earnings (loss) per share	                $   (1.40)  	$ (0.14)	   $ 0.36
                                     F-5